Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

On March 10, 2006, Services Acquisition Corp. International (“SACI”) and JJC Acquisition Company (“JJC”), a wholly-owned California corporate subsidiary of SACI, and Jamba Juice Company, a California corporation (“Jamba Juice Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which JJC merged into Jamba Juice Company on November 29, 2006 and Jamba Juice Company became a wholly-owned subsidiary of SACI. At the completion of the merger, SACI changed its name to Jamba, Inc. Because SACI has no other operating business following the merger, Jamba Juice Company effectively became a public company at the conclusion of the merger.

The accompanying unaudited pro forma condensed balance sheet combines the historical balance sheets of Jamba Juice Company and subsidiary (“Jamba Juice Company”) as of October 17, 2006 and Services Acquisition Corp. International (“SACI”) as of September 30, 2006, under the purchase method of accounting, giving effect to the transaction described in the Agreement and Plan of Merger dated March 10, 2006 (the “Transaction”) as if it had occurred on September 30, 2006.

The accompanying unaudited pro forma condensed statements of operations combine the historical statements of operations of Jamba Juice Company for the period January 12, 2005 to January 10, 2006 and January 11, 2006 to October 17, 2006, and SACI for the periods from January 6, 2005 (inception) to December 31, 2005 (as restated) and from January 1 to September 30, 2006, giving effect to the Transaction as if it had occurred at the beginning of the earliest period.

The total purchase consideration for Jamba Juice Company was approximately $265 million. The purchase consideration is the result of the sum of payments to the Jamba Juice Company shareholders, the stipulated payment of indebtedness of $16 million, the payment by Jamba Juice Company for its transaction expenses, and the bargain purchase element for assumed vested and non-vested options and warrants based on the price per share of the Jamba Juice Company. The current Jamba Juice Company shareholders, both convertible redeemable preferred shareholders and common shareholders will receive their respective post-merger shares at a value which will be calculated after taking into account the other aforementioned portions of the purchase consideration. The holders of convertible redeemable preferred stock will receive the same per share consideration as if they had converted the convertible preferred stock to common stock at each instrument’s respective conversion price. The final purchase consideration will be $265 million. The holders of vested options and warrants have the ability to convert their options and warrants in Jamba Juice Company to new options and warrants in SACI, maintaining the same bargain purchase or percentage discount amount, based on the price per share paid to the shareholders as compared to the market price of SACI shares to the new option exercise price and maintaining all other significant features of the options and warrants. We have assumed that 20% of the Jamba Juice Company’s vested options will convert to SACI options, and that all Jamba Juice Company’s outstanding warrants and non-vested options will convert to SACI warrants and options. Factors that could affect the purchase price for accounting purposes are, (i) SACI will assume less stock options and warrants than estimated and therefore increase the payment to the Jamba Juice Company shareholders, (ii) cancellations or vesting of non-vested stock options prior to the closing which would increase the payment to the Jamba Juice Company shareholders, including the increased number of exercised options, and (iii) Jamba Juice Company’s transaction expenses can differ from the estimated $3.9 million, which ultimately may affect the payment to the Jamba Juice Company shareholders. We believe that none of these factors will materially change the overall purchase price.

The following is a reconciliation of the total merger consideration as documented in the merger agreement and disclosed and discussed throughout this document and the purchase price used for accounting purposes (in thousands).

Payment to common and preferred shareholders			$251,885
SACI estimated transaction expenses	[1]	)	2,120

Total cash payment			254,005

Bargain purchase element for assumed vested options and warrants, net of deferred taxes	[5]	)	2,822

Total Purchase Price for accounting purposes			256,827

Items included in purchase price for accounting purposes, but not included in total merger consideration

SACI estimated transaction expenses	[1]	)	(2,120)

Deferred tax benefit related to assumption of vested options and warrants	[2]	)	662

Other items included in total merger consideration:

Payment of certain indebtedness	[3]	)	16,000

Payment of transaction expenses incurred by Jamba Juice Company	[4]	)	3,425

Bargain purchase element for assumed non-vested options			1,400

Less: Cash receipts from exercise of warrants and options	[6]	)	(11,194)

Total merger consideration as per merger agreement	[7]	)	$265,000
Payment of additional estimated transaction expenses incurred by Jamba Juice Company	[4]	)	475

Total merger consideration as per modified merger agreement to include incremental estimated transaction expenses	[7]	)	$265,475

1)	Estimated expenses for legal, accounting and other services is estimated at $2,120 and is not included in the $265 million purchase consideration.

2)	When SACI assumes the vested options and warrants, we will record deferred income tax on non-qualified options and warrants not issued in connection with an investment transaction. We used an effective tax rate of 40% to calculate the fair value of the asset.

3)	The outstanding balance of the Jamba Juice Company line of credit is approximately $10.4 million as of October 17, 2006. Regardless of the outstanding balance of the line of credit, the merger agreement stipulates a fixed value of indebtedness for total merger consideration of $16 million. The amount will not change in the final closing calculation irrespective of whether the balance is higher or lower than the stipulated $16 million.

4)	The merger agreement allows $3,425 for Jamba Juice Company’s transaction expenses. In case the actual expenses exceed the stipulated amount of $3,425, such excess amount will be absorbed by the combined entity and will not reduce the Jamba Juice Company’s shareholders’ pro rata share of the purchase price. Jamba Juice Company currently estimates that it will incur approximately $3,900 in transaction expenses.

5)	SACI will assume all non-vested options as of November 29, 2006. The non-vested options will not be part of the purchase price as the service period for the non-vested options is after the closing, and SACI will record the expense for these options upon vesting in accordance with SFAS 123(R).

6)	This item represents a reduction of the purchase consideration for actual cash payment from the warrant and option holders for the exercise of the warrants and options immediately prior to the closing.

7)	The total approximate consideration of approximately $265,000 plus transaction costs in excess of the stipulated amount of approximately $475 will not change regardless of the number warrants and options that are ultimately converted at closing, the ultimate amount of assumed debt associated with Jamba Juice Company’s line of credit. However, the ultimate amount of transaction expenses through closing will impact the total consideration to the extent that such expenses exceed $3.425 million for the Jamba Juice Company. Currently, the Company anticipates that Jamba Juice Company will incur approximately $3.9 million in transaction expenses.

The following is a summary of the process used to reflect the purchase accounting and pro forma adjustments in the attached unaudited pro forma condensed financial statements:

On the pro forma condensed consolidated balance sheet, the balance sheet of Jamba Juice Company, as of September 30, 2006 is adjusted to reflect the pro forma adjustments related to Jamba Juice Company and the purchase price adjustments that will be recorded, in order to show the estimated fair value of the purchased assets and assumed liabilities. The total column “Jamba Juice Pro Forma” represents the fair value of the assets purchased and liabilities assumed, and it approximates the subsidiary books of Jamba Juice Company after the close of the transaction.

The pro forma condensed consolidated balance sheet of SACI is shown below. The first column named SACI represents SACI’s balance sheet as of September 30, 2006. The following column shows the effect of the planned private placement. This column reflects the effects of the possible redemption of public stockholders’ shares, see further below. The total from pages “Jamba Juice Pro Forma” is carried over to SACI’s proforma condensed consolidated balance sheet. The column headed “Closing transaction” represents (i) actual net cash being paid to the shareholders of Jamba Juice Company, after deducting the amounts warrant and option holders will owe for the exercise of their warrants and options, (ii) payment for the outstanding transaction expenses, and (iii) recording of the assumption of vested and non-vested options and warrants as per our estimates. The column “Consolidation entry” represents the entry that will be made in the post-merger company’s consolidation to eliminate purchased equity against the purchase price recorded in the parent company’s books as investment in subsidiary.

The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed financial statements described above should be read in conjunction with the historical financial statements of Jamba Juice Company and SACI and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

(In thousands, except for per share data)

	SACI	Jamba Juice	Pro Forma Adjustments		Pro Forma Consolidated
Revenue:
Company stores	$—	$210,815	$—		$210,815
Franchise revenue		8,501			8,501

Total revenue	—	219,316	—		219,316

Operating expenses:
Cost of sales and related occupancy costs		76,912			76,912
Store operating expense		83,543			83,543
Other operating expense		4,757			4,757
Depreciation and amortization		10,335	105	b	10,440
General and administrative expense	464	25,153	2,193	a	27,810
Store pre-opening expense		2,048			2,048
Franchise support expense		3,244			3,244
Loss on asset impairment, store closures and disposals		3,276			3,276
Gift certificate breakage		(1,425)			(1,425)

(Loss) income from operations	(464)	11,473	(2,298)		8,711
Loss on derivative liabilities	(41,400)				(41,400)
Interest income (expense)	3,085	(752)	—		2,333

Total other expense	(38,315)	(752)	—		(39,067)

Net (loss) income before tax	(38,779)	10,721	(2,298)		(30,356)
Income tax expense (benefit)	144	4,919	(877	)c	4,186

Net (loss) income	$(38,923)	$5,802	$(1,421)		$(34,542)

Weighted average shares outstanding	Basic				51,880
	Diluted				51,880

Loss per share	Basic				$(0.67)
	Diluted				$(0.67)

The accompanying notes are an integral part of these pro forma condensed unaudited consolidated financial statements.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(In thousands, except for per share data)

	SACI	Jamba Juice	Pro Forma Adjustments		Pro Forma Consolidated
Revenue:
Company stores	$—	$229,955	$—		$229,955
Franchise revenue		8,056			8,056

Total revenue	—	238,011	—		238,011

Operating expenses:
Cost of sales and related occupancy costs		83,590			83,590
Store operating expense		96,074			96,074
Other operating expense		7,877			7,877
Depreciation and amortization		12,048	140	B	12,188
General and administrative expense	197	27,840	2,925	A	30,962
Store pre-opening expense		2,749			2,749
Franchise support expense		915			915
Loss on asset impairment, store closures and disposals		881			881
Litigation settlement reimbursement		(2,650)			(2,650)
Sales tax audit expense		2,569			2,569

(Loss) income from operations	(197)	6,118	(3,065)		2,856

Gain on derivative liabilities	2,125				2,125
Interest income (expense)	1,453	(981)	—		472

Total other income (expense)	3,578	(981)	—		2,597

Net income (loss) before tax	3,381	5,137	(3,065)		5,453
Income tax expense (benefit)	85	3,479	(1,170	)C	2,394

Net income (loss)	$3,296	$1,658	$(1,895)		$3, 059

Weighted average shares outstanding	Basic				42,658
	Diluted				44,406

Earnings per share	Basic				$0.07
	Diluted				$0.07

The accompanying notes are an integral part of these pro forma condensed unaudited consolidated financial statements.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2006

(In thousands)

	SACI	Private placement		Jamba Juice Pro Forma	Closing transaction		Consolidation entry		Consolidated Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$189	$224,850	m	$(12,155)	$(109,899	)q	$—		$102,985
Notes and accounts receivable, net				12,954	(11,193	)r			1,761
Inventories				2,588					2,588
Prepaid expenses & other current assets	39			9,377					9,416

Total current assets	228	224,850		12,764	(121,092)		—		116,750
Cash held in trust	131,239			—	(131,239	)s			—
Deferred transaction costs	1,674			—	(1,674	)t			—
Property, fixtures and equipment, net				79,766					79,766
Goodwill				86,889					86,889
Other intangible assets				117,500					117,500
Shares in subsidiary				—	256,827	u	(256,827	)x	—
Other long-term assets				17,688	662	v			18,350

Total assets	$133,141	$224,850		$314,607	$3,484		$(256,827)		$419,255

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$714			$7,142					$7,856
Accrued compensation and benefits				12,192					12,192
Accrued store value cards				17,150					17,150
Line of credit note payable				—					—
Current portion of litigation settlement payable				672					672
Derivative liabilities	55,388								55,388
Other accrued expenses	911			8,732					9,643

Total current liabilities	57,013	—		45,888	—		—		102,901
Deferred rent, revenues and other long-term liabilities				11,892					11,892
Commitments and contingencies
Convertible Redeemable Preferred Stock				—					—
Common stock, subject to redemption	25,241	$(25,241	)n	—					—
Common Stockholders’ Equity:
Common stock	21	31	o						52
Additional paid-in-capital	86,493	250,060	p	284,082	$3,484	w	$(284,082	)y	340,037
Accumulated income (deficit)	(35,627)			(27,255)			27,255	y	(35,627)

Total shareholders’ equity/(deficit)	50,887	250,091		256,827	3,484		(256,827)		304,462

Total liabilities and shareholders’ equity	$133,141	$224,850		$314,607	$3,484		$(256,827)		$419,255

The accompanying notes are an integral part of these pro forma condensed unaudited consolidated financial statements.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2006

(In thousands)

	Jamba Juice	Closing Adjustments		Purch price Adjustments			Jamba Juice Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$2,145	$(14,300	)d	$			$(12,155)
Notes and accounts receivable, net	1,761	11,193	e				12,954
Inventories	2,588						2,588
Prepaid expenses & other current assets	9,377						9,377

Total current assets	15,871	(3,107)			—		12,764
Property, fixtures and equipment, net	79,766						79,766
Goodwill	2,663				84,226	f	86,889
Other intangible assets	256				117,244	f	117,500
Other long-term assets	11,084	6,604	g				17,688

Total assets	$109,640	$3,497			$201,470		$314,607

Liabilities and Shareholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$7,142						$7,142
Accrued compensation and benefits	12,192						12,192
Accrued store value cards	17,150						17,150
Line of credit note payable	10,400	$(10,400	)h				—
Current portion of litigation settlement payable	672						672
Other accrued expenses	8,732						8,732

Total current liabilities	56,288	(10,400)			—		45,888
Deferred rent, revenues and other long-term liabilities	11,892						11,892
Commitments and contingencies
Convertible Redeemable Preferred Stock	52,162	(52,162	)i				—
Common Stockholders’ Equity (Deficit):
Additional paid-in-capital	12,653	69,959	k		$201,470	k	284,082
Accumulated deficit	(23,355)	(3,900	)l				(27,255)

Total shareholders’ (deficit) equity	(10,702)	66,059			201,470		256,827

Total liabilities and shareholders’ equity	$109,640	$3,497			$201,470		$314,607

The accompanying notes are an integral part of these pro forma condensed unaudited consolidated financial statements.

Notes to Unaudited Proforma Financial Statement:

1.    Basis of Pro Forma Presentation

On March 10, 2006, SACI, its wholly-owned California corporate subsidiary, JJC Acquisition Company, and Jamba Juice Company entered into a Merger Agreement, pursuant to which JJC Acquisition Company merged into Jamba Juice Company on November 29, 2006 and Jamba Juice Company became a wholly-owned subsidiary of SACI. Following completion of the merger, SACI changed its name to Jamba, Inc. Because SACI has no other operating business following the merger, Jamba Juice Company will effectively became a public company at the conclusion of the merger.

The preceding unaudited pro forma condensed balance sheet combines the historical balance sheets of Jamba Juice Company and subsidiary (“Jamba Juice Company”) as of October 17, 2006 and SACI as of September 30, 2006, giving effect to the transaction described in the Agreement and Plan of Merger dated March 10, 2006 (the “Transaction”) as if it had occurred on September 30, 2006 using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), Business Combinations.

The preceding unaudited pro forma condensed statements of operations combine the historical statements of operations of Jamba Juice Company for the periods from January 12, 2005 to January 10, 2006 and January 11, 2006 to October 17, 2006 and SACI for the periods from January 6, 2005 (inception) to December 31, 2005 (as restated) and January 1, 2006 to September 30, 2006, giving effect to the Transaction as if it had occurred at the beginning of the respective period.

2.    Purchase Accounting Adjustments

Under the purchase method of accounting, the total preliminary purchase price has been allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various preliminary estimates of their fair values. The estimated fair values of certain assets and liabilities have been determined with the assistance of third party valuation specialists. Management has engaged a third party appraiser to assist management to perform a valuation of all the assets and liabilities in accordance with SFAS 141. Some of the work will commence shortly after the consummation of the merger and the valuation will be finalized after the completion of the merger. Management estimates that the majority of the purchase price in excess of current recorded values will be allocated to non-amortizable intangible assets. The preliminary work performed by the third party valuation specialists has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. Management’s estimates and assumptions are subject to change upon the finalization of the valuation and may be adjusted in accordance with SFAS No. 141. The purchase price allocation is not finalized. Valuations of franchise agreements, trademarks intellectual property, property leases have not been completed. Management has assumed that carrying value approximates fair value for certain tangible assets and liabilities of Jamba Juice Company. The intangible assets acquired may include property leases, franchise agreements, the Jamba Juice brand/trademarks, intellectual property in juice recipes and goodwill. Some of these assets, such as goodwill and the Jamba Juice brand/trademarks will be non-amortizable; other assets will be amortized over their useful lives ranging from one to more than 10 years.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and the accompanying notes of SACI included in SACI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and with the historical consolidated financial statements and the accompanying notes of Jamba Juice Company for the fiscal years ended June 27, 2006, June 28, 2005 (as restated) and June 29, 2004 (as restated), respectively, copies of which are included on pages F-1 to F-48 of the Proxy Statement Pursuant to Section 14(a) filed with the Securities and Exchange Commission on November 7, 2006 . The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of SACI that would have been reported had the merger and the private placement financing been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of SACI. The unaudited pro forma condensed financial statements do not reflect any operating efficiencies and cost savings that SACI may achieve with respect to the combined companies nor do they include the effects of Jamba Juice Company’s repayment of the borrowings under its line of credit.

Under the terms of the Merger Agreement SACI acquired Jamba Juice Company through the merger of JJC Acquisition Company with and into Jamba Juice Company with Jamba Juice Company becoming a wholly owned subsidiary of SACI.

Pursuant to the merger, each share of common stock of Jamba Juice Company has been converted into the right to receive approximately $6.03 in cash.

We determined, based on our interpretation of the requirements of SFAS 141, that SACI was the acquiring entity since SACI’s stockholders will ultimately remain in control of the combined company following the Transaction. Under the purchase method of accounting, the financial statements of the acquiring entity remain unchanged and the Transaction will be recorded as of the closing date, reflecting the assets and liabilities of Jamba Juice Company (the target), at their acquisition date fair values. Intangible assets that are identifiable are recognized separately from goodwill which is measured and recognized as the excess of the fair value of Jamba Juice Company, as a whole, over the net amount of the recognized identifiable assets acquired and liabilities assumed. The results of operations of Jamba Juice Company will be included in the results of the surviving entity from date of acquisition forward.

Under the purchase method of accounting, the total estimated purchase price of $256.8 million was allocated to Jamba Juice Company’s net tangible and intangible assets based on their estimated fair values as of the expected date of the completion of the Merger. Based on the preliminary third party valuation and other factors as described above, the preliminary estimated purchase price was allocated as follows (in thousands):

	Book Value	Purchase Price and Closing Adjustments	Preliminary Purchase Price Allocation	Asset Life
Tangible assets	$106,721	$3,497	$110,218	various
Amortizable intangible assets:
Franchise agreements	—	600	600	13.5 years
Other amortizable intangible assets	256	744	1,000	10 years
Trademarks	—	115,900	115,900	Indefinite
Goodwill	2,663	84,226	86,889	Indefinite

Total preliminary purchase price allocation and estimated direct transaction costs	$109,640	$204,967	$314,607

Less liabilities assumed			57,780

Purchase price			$256,827

Jamba Juice Company has engaged a third party valuation firm to assist with the purchase price allocation. The preliminary allocation of the purchase price for accounting purposes was based upon preliminary estimates and assumptions that are subject to change upon the finalization of the transaction and the related valuations. In particular, we anticipate that some portion of the purchase price may be allocated to property leases and covenants not to compete; however, since we have not completed our valuations of these assets, based on historical costs and management’s initial estimates, Jamba Juice Company has allocated $1 million to these assets. It is possible that these estimates may change and there could be a material change to the purchase price allocation as a result of changes to these preliminary estimates. The amortization related to the amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed income statements. The preliminary amortization periods (as noted above) are based on the estimated average remaining life of Jamba Juice Company’s existing franchises and property leases, respectively. Upon finalization of the transaction, the actual amortization periods will be determined and as such, actual amortization expense may differ from pro forma amortization expense included in the unaudited pro forma condensed statements of operations.

Of the total estimated purchase price, approximately $202.8 million was preliminarily allocated to goodwill and trademarks, the valuation of which has not been finalized. Trademarks include Jamba Juice Company brands and other trademarks for which management is in the process of finalizing the valuation. These trademarks will not be amortized due to their indefinite useful lives. Goodwill represents the excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired. Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that it is determined that the value of the goodwill has become impaired, an accounting charge for the amount of the impairment will be incurred in the quarter in which such determination is made.

In connection with the closing, Jamba Juice Company will recognize a deferred tax asset due to the exercise of options and warrants below market price. This will give rise to a deduction for tax purposes for the Jamba Juice Company and after using a 40% effective tax rate, the post-merger company expects to record a deferred tax asset of $5.4 million. We have not allocated any purchase price to deferred tax assets or liabilities, or values created pursuant to purchase price adjustments as there will be no step up in tax basis for the other purchased assets.

3.    Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements are as follows (in thousands):

A. Adjustment to general and administrative expense:
To record one year’s expense for options granted on the merger agreement date	$2,925

B. Depreciation and amortization
To record amortization of intangible assets	$140

C. Adjustment to tax benefit:
To record deferred tax benefit for option expense recorded	$(1,170)

a. Adjustment to general and administrative expense:
To record three quarter’s expense for options granted on the merger agreement date	$2,193

b. Depreciation and amortization
To record amortization of intangible assets	$105

c. Adjustment to tax benefit:
To record deferred tax benefit for option expense recorded	$(877)
d. Adjustments to cash and cash equivalents
To record disbursement of Jamba Juice Company transaction expenses	$(3,900)

To record pay off of Jamba Juice Company’s line of credit	(10,400)

$(14,300)

e. Adjustment to notes and accounts receivable:
To record receivable from warrant and option holders for exercise	$11,193

f. Adjustment to goodwill and other intangible assets:
To record purchase accounting adjustment for goodwill	$84,226

To record purchase accounting adjustment for other intangible assets	$117,244

g. Adjustments to other long-term assets:
To record deferred tax asset for tax deductible amounts in connection with exercise of non-qualified options and warrants	$6,604

h. Adjustment to line of credit note payable:
To record settlement of line of credit	$(10,400)

Although the merger agreement specifies a fixed amount of debt of $16 million, the amount of outstanding debt on the line of credit as of October 17, 2006 was $10.4 million. In order to clearly reflect the pro forma ending balances of cash and outstanding debt, the pro forma adjustments show that the $10.4 million will be repaid at closing. We have elected to show the repayment of the full $10.4 million outstanding at the balance sheet date to simplify and clearly illustrate the requirement to pay off the outstanding line of credit at closing and reflect the net assets purchased and the liabilities assumed by SACI. As a result, this methodology reflects pro forma negative cash balances at September 30, 2006. As shown in the Condensed Consolidated Pro Forma Balance Sheet, which gives effect to the private placement transaction, after the closing the post-merger company will have cash and available working capital.

i. Adjustment to convertible redeemable preferred stock:
To record conversion of preferred stock to shares (sale of shares as converted)	$(52,162)

The conversion of convertible redeemable preferred stock is shown as though the conversion had taken place before the closing. The holders of convertible redeemable preferred stock will receive the same consideration they would have received had they converted their equity instrument to common stock before the closing. To minimize the administrative processing costs, Jamba Juice Company will not require conversion of the convertible redeemable preferred stock prior to closing of the merger.

j. Intentionally left blank.

k. Adjustments to additional paid-in-capital
To record exercise of options and warrants	$11,193
To record deferred tax asset related to tax deduction for exercise of non-qualified stock options	6,604
To record conversion of preferred stock (sale of shares as converted)	52,162

$69,959

To record goodwill and intangible assets on Jamba Juice Company’s books related to purchase accounting	$201,470

l. Adjustment to accumulated income (deficit)
To record Jamba Juice Company transaction expenses	$(3,900)

m. Adjustment to cash and cash equivalents
To record net proceeds of private placement	$224,850

n. Adjustment to common stock, subject to redemption:
To record conversion to common stock	$(25,241)

As a group, “Public Stockholders” (i.e. all stockholders, except the founding stockholders owning 3,750,000 shares) own 82% of SACI’s total outstanding common stock. Up to 19.99% of these Public Stockholders may seek redemption of their shares in the event of a business combination. Such Public Stockholders are entitled to receive their pro rata interest in the trust fund computed without regard to the shares held by the initial stockholders. As of June 30, 2006, the pro rata interest in the trust fund was $7.54 per share.

o. Adjustment to common stock:
To record common stock related to private placement	$31

p. Adjustments to additional paid-in-capital
To record additional paid in capital related to private placement	$224,639
To record conversion of common stock, subject to redemption to additional paid in capital	25,421

$250,060

q. Adjustments to cash and cash equivalents (see Note 5 below)
To record cash payment to Jamba Juice Company shareholders	$(109,453)
To record payment of transaction expenses	(446)

$(109,899)

r. Adjustment to notes and accounts receivable: (see Note 5 below)
To record withholding of monies due from warrant and option holders for exercise	$(11,193)

s. Adjustment to cash held in trust (see Note 5 below)
To record cash payment to Jamba Juice Company shareholders	$(131,239)

t. Adjustment to deferred transaction costs (see Note 5 below)
To record transaction cost as part of purchase price	$(1,674)

u. Adjustments to Shares in subsidiary
To record cash payment to Jamba Juice Company shareholders, including withholding for receivable	$251,885
To record transaction expenses as part of purchase price	2,120
To record assumed vested options and warrants, net of deferred taxes	2,822

$256,827

v. Adjustment to other long-term assets
To record deferred tax benefit related to assumption of vested options and warrants	$662

w. Adjustment to additional paid in capital
To record assumption of vested options	$3,484

x. Adjustment to shares in subsidiary
To record entry in consolidation to eliminate shares in subsidiary	$(256,827)

y. Adjustment to additional paid in capital
To record consolidation entry to eliminate purchased equity	$(284,082)

y. Adjustment to retained earnings
To record consolidation entry to eliminate purchased equity	$27,255

5.    Reconciliation of cash payment

A reconciliation of the cash payment to stockholders and payment of transaction expenses explained in notes q, r, s and t, with the amounts in the table above for payments to common and preferred shareholders follows:

To record cash payment to Jamba Juice Company shareholders	$251,885
Less deduction for amount owned by warrant and option holders	(11,193)

Net payment	$240,692

Payment to be funded from cash balances	$109,899
Payment from cash held in trust	131,239

Total payment to stockholders	$241,138

Less:
Total estimated transaction expenses (deducted from pro forma cash)	$2,120
Less transaction expenses incurred through September 30, 2006	(1,674)

Transaction expenses to be paid at closing	$446

Total payment to stockholders net of transaction costs to be paid at closing	$240,692